Exhibit 99.1

Tyra Biosciences Reports First Quarter 2022 Financial Results and Highlights

-Pipeline on-track; INDs to be filed for TYRA-300 and TYRA-200 in 2022-

-Well-capitalized with cash and cash equivalents of $292.5 million as of Q1 2022-

CARLSBAD, Calif., May 5, 2022 – Tyra Biosciences, Inc. (Nasdaq: TYRA), a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer, today reported financial results for the quarter ended March 31, 2022 and highlighted recent corporate progress.

“2022 is off to a great start at TYRA and we continue to focus our efforts on preparing for a successful transition to a clinical-stage company. We look forward to filing INDs for both TYRA-300 and TYRA-200 this year, while continuing to advance our platform and pipeline,” said Todd Harris, CEO of TYRA.

First Quarter 2022 and Recent Corporate Highlights

•

INDs for TYRA-300 and TYRA-200 on Track. TYRA continued to advance TYRA-300, an FGFR3 inhibitor with an initial focus on patients with metastatic urothelial carcinoma of the bladder and urinary tract, and TYRA-200, an FGFR2 inhibitor with an initial focus on patients with intrahepatic cholangiocarcinoma. TYRA remains on track to submit an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) for TYRA-300 in mid-2022 and for TYRA-200 in the second half of 2022.

•

Pipeline Progression. TYRA continued to progress its pipeline including programs targeting achondroplasia and other FGFR3-related skeletal dysplasias, REarranged during Transfection kinase (RET) and FGFR4-related cancers.

First Quarter 2022 Financial Results

•	First quarter 2022 net loss was $14.8 million compared to $4.2 million for the same period in 2021.

•	First quarter 2022 research and development expense was $9.6 million compared to $3.5 million for the same period in 2021.

•	First quarter 2022 general and administrative expense was $5.2 million compared to $0.7 million for the same period in 2021.

•	As of March 31, 2022, TYRA had cash and cash equivalents of $292.5 million.

About Tyra Biosciences

Tyra Biosciences, Inc. is a precision oncology company focused on developing purpose-built therapies to overcome tumor resistance and improve outcomes for patients with cancer. TYRA’s proprietary in-house discovery platform, SNÅP, enables the rapid and precise refinement of structural design through iterative molecular SNÅPshots that help predict genetic alterations most likely to cause acquired resistance to existing therapies. Leveraging SNÅP, TYRA is developing a pipeline of selective inhibitors of Fibroblast Growth Factor Receptors (FGFR), which are altered in approximately 7% of all cancers. TYRA-300 is an

FGFR3 selective inhibitor for oncology. TYRA-200 targets FGFR2 driven cancers and resistant mutations. TYRA is also targeting achondroplasia and other FGFR3 related skeletal dysplasias, as well as RET and FGFR4 driven cancers. TYRA is based in Carlsbad, CA. For more information about our science, pipeline and people, please visit www.tyra.bio and engage with us on LinkedIn.

Forward-Looking Statements

TYRA cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: the potential to develop next-generation targeted therapies that improve clinical outcomes; the expected IND submission timing for TYRA-300 and TYRA-200; and the progress and planned advancement of our development pipeline, including expanding the nomination of clinical candidates from our FGFR3-related skeletal dysplasia, RET and FGFR4 programs and transitioning to a clinical-stage company. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: we are early in our development efforts, have not tested any of our product candidates in clinical trials and the approach we are taking to discover and develop drugs based on our SNÅP platform is novel and unproven and it may never lead to product candidates that are successful in clinical development or approved products of commercial value; potential delays in the commencement, enrollment, and completion of preclinical studies and clinical trials; our dependence on third parties in connection with manufacturing, research and preclinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization; unfavorable results from preclinical studies; results from preclinical studies or early clinical trials not necessarily being predictive of future results; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our preclinical studies, manufacturing, and supply chain; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and proprietary technologies; we may use our capital resources sooner than we expect; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Amy Conrad

aconrad@tyra.bio

Tyra Biosciences, Inc.

Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2022	2021
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$292,499	$302,182
Working capital	289,124	300,441
Total assets	298,971	306,701
Accumulated deficit	(55,197)	(40,371)
Total stockholders’ equity	291,184	301,737

Tyra Biosciences, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$9,645	$3,522
General and administrative	5,189	689

Total operating expenses	14,834	4,211

Loss from operations	(14,834)	(4,211)
Other (expense) income:
Interest income	18	2
Other expense	(10)	—

Total other expense	8	2

Net loss and comprehensive loss	$(14,826)	$(4,209)

Net loss per share, basic and diluted	$(0.36)	$(2.09)

Weighted-average shares used to compute net loss per share, basic and diluted	41,551,713	2,009,370